Calculation of the Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)

Notes	$500,000.00	$19.65

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.
(2)	Pursuant to Rule 457(p) under the Securities Act of 1933, filing fees of $1,139,796.39 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-134553) filed by Lehman Brothers Holdings Inc. and the other Registrants thereto on May 30, 2006, and have been carried forward, of which $19.65 is offset against the registration fee due for this offering and of which $1,139,776.74 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Pricing supplement To prospectus dated May 30, 2006, prospectus supplement dated May 30, 2006 and product supplement no. 1010-I dated February 19, 2008	Registration Statement no. 333-134553 Dated February 20, 2008 Rule 424(b)(2)

LEHMAN BROTHERS HOLDINGS INC.

$500,000

Semi-Annual Review Notes with Contingent Principal Protection Linked to the Least Performing Common Stock in a Basket of Common Stocks

Summary Description

The notes are designed for investors who seek early exit prior to maturity at a premium if the closing price of each Reference Stock is at or above its Call Price on any of the four semi-annual Review Dates. If the notes are not called and no Reference Stock closes below its Trigger Price on any trading day during the Observation Period, you will receive a cash payment equal to your initial investment of $1,000 per note. However, you will lose some or all of your principal if your notes are not called and either Reference Stock closes below its Trigger Price on any trading day during the Observation Period, as described below. Investors should be willing to forgo interest and dividend payments during the term of the notes and be willing to lose some or all of their principal.

Key Terms

Issuer:	Lehman Brothers Holdings Inc. (A+/A1/AA-)†
Issue Price:	$1,000 per note
Pricing Date:	February 20, 2008
Settlement Date:	February 25, 2008
Maturity Date:	February 25, 2010††
Review Dates:	August 20, 2008†† (the “First Review Date”), February 23, 2009†† (the “Second Review Date”), August 20, 2009†† (the “Third Review Date”) and February 22, 2010†† (the “Final Review Date”).
Call Settlement Date:	If the notes are called on the First Review Date, the Second Review Date or the Third Review Date, the third business day following such Review Date. If the notes are called on the Final Review Date, the Maturity Date. If the notes are not called there will be no Call Settlement Date. Instead, you will receive the Payment at Maturity, if any, on the Maturity Date.
Term:	2 years
Basket:	The basket (the “Basket”) will be composed of the common stocks of Wachovia Corporation (NYSE: WB) and JPMorgan Chase & Co. (NYSE: JPM) (each, a “Reference Stock” and, together, the “Reference Stocks”). Any Reference Stock issuer may be changed in certain circumstances. See “Description of Notes—Anti-dilution Adjustments—Reorganization Events” in the accompanying product supplement no. 1010-I for further information.
Automatic Call:	The notes will be called if on any Review Date the closing price of each Reference Stock is above or equal to its Call Price.
Payment upon Automatic Call:

If the notes are called, on the applicable Call Settlement Date you will receive, for each $1,000 principal amount note, your principal of $1,000 plus a cash payment equal to $1,000 multiplied by the Call Premium for the related Review Date. Accordingly, your Payment upon Automatic Call will be calculated as follows:

$1,000 + ($1,000 × the applicable Call Premium)

Call Premium:	For each Review Date, the Call Premium, per $1,000 principal amount note, are set forth below.

Review Date	Call Premium	Call Premium (in USD)	Total Payment if Called	Call Settlement Date
August 20, 2008	20%	$200	$1,200.00	August 25, 2008
February 23, 2009	40%	$400	$1,400.00	February 26, 2009
August 20, 2009	60%	$600	$1,600.00	August 25, 2009
Final Review Date	80%	$800	$1,800.00	February 25, 2010

Call Price:	As to any Reference Stock, 100% of its Initial Share Price.
Payment at Maturity:

If the notes are not called and a Trigger Event has not occurred, you will receive a cash payment of $1,000 per $1,000 principal amount note.

If the notes are not called and a Trigger Event has occurred, you will receive, instead of the principal amount of your notes, the number of shares of the Least Performing Reference Stock equal to the Physical Delivery Amount (or, at our election, the Cash Value). If we deliver shares of the Least Performing Reference Stock, any fractional shares will be paid in cash. The market value of the Physical Delivery Amount (or, at our election, the Cash Value) will be less than the principal amount of your notes and may be zero. If the notes are not called and a Trigger Event has occurred, you will lose some or all of your investment.

Trigger Event:	A Trigger Event occurs if, on any trading day during the Observation Period, the closing price of either Reference Stock is below its Trigger Price.
Trigger Price:	For any Reference Stock, a dollar amount that represents 60% of the Initial Share Price of such Reference Stock. See “The Reference Stocks – Initial Share Prices and Trigger Prices.”
Least Performing
Reference Stock:	The Reference Stock with the lowest value of the Reference Stocks included in the Basket, with value calculated, as to any Reference Stock, as the product of (i) $1,000 divided by the Initial Share Price of such Reference Stock and (ii) the Final Share Price of such Reference Stock.
Observation Period:	The period from, and excluding, the Pricing Date to, and including, the Final Review Date.
Initial Share Price:	For any Reference Stock, its closing price on the Pricing Date, divided by the then applicable Stock Adjustment Factor for such Reference Stock. See “The Reference Stocks – Initial Share Prices and Trigger Prices.”
Final Share Price:	For any Reference Stock, its closing price on the Final Review Date.
Physical Delivery
Amount:	The number of shares of the Least Performing Reference Stock, per $1,000 principal amount note, equal to $1,000 divided by the Initial Share Price of the Least Performing Reference Stock. (Any fractional shares will be paid in cash).
Cash Value:	The amount in cash equal to the product of (1) $1,000 divided by the Initial Share Price of the Least Performing Reference Stock and (2) the Final Share Price of the Least Performing Reference Stock.
Stock Adjustment Factor:	For each Reference Stock, set to 1.0 on the Pricing Date, subject to adjustment under certain circumstances. See “Description of Notes —Anti-dilution Adjustments” in the accompanying product supplement no. 1010-I for further information about these adjustments.
Denominations:	$1,000 per note and integral multiples thereof.
Minimum Investment:	$10,000
CUSIP:	5249086W5
ISIN:	US5249086W54

†	Lehman Brothers Holdings Inc. is rated A+ by Standard & Poor’s, A1 by Moody’s and AA- by Fitch. A credit rating reflects the creditworthiness of Lehman Brothers Holdings Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating. The creditworthiness of the issuer does not affect or enhance the likely performance of the investment other than the ability of the issuer to meet its obligations.
††	Subject to postponement in the event of a market disruption event and as described under “Description of Notes – Payment at Maturity” or “Description of Notes – Automatic Call,” as applicable, in the accompanying product supplement no. 1010-I.

Investing in the Semi-Annual Review Notes with Contingent Principal Protection Linked to the Least Performing Common Stock in a Basket of Common Stocks involves a number of risks. See “Risk Factors” beginning on page SS-1 of the accompanying product supplement no. 1010-I and “ Selected Risk Factors” beginning on page PS-2 of this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying base prospectus, MTN prospectus supplement, product supplement no. 1010-I and any other relevant terms supplement. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Fees(2)	Proceeds to Us
Per note	$1,000.00	$23.50	$976.50
Total	$500,000.00	$11,750.00	$488,250.00

(1)

The price to the public includes the cost of hedging our obligations under the notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

(2)

Lehman Brothers Inc. may use up to $23.50 per $1,000 principal amount of these fees, or 2.35% per $1,000 principal amount, to pay selling concessions to other dealers. Lehman Brothers Inc. and/or an affiliate may earn additional income as a result of payments pursuant to the hedges.

LEHMAN BROTHERS

February 20, 2008	MTNI692

ADDITIONAL TERMS SPECIFIC TO THE NOTES

Lehman Brothers Holdings Inc. has filed a registration statement (including a base prospectus) with the U.S. Securities and Exchange Commission, or SEC, for this offering. Before you invest, you should read this pricing supplement together with the base prospectus, as supplemented by the MTN prospectus supplement relating to our Series I medium-term notes of which the notes are a part, and the more detailed information contained in product supplement no. 1010-I (which supplements the description of the general terms of the notes). Buyers should rely upon the base prospectus, the MTN prospectus supplement, product supplement no. 1010-I, this pricing supplement and any other relevant terms supplement for complete details. To the extent that there are any inconsistencies among the documents listed below, this pricing supplement shall supersede product supplement no. 1010-I, which shall, likewise, supersede the base prospectus and the MTN prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 1010-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes. You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term or through the links below, or by calling Lehman Brothers Inc. toll-free at 1-888-603-5847.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 1010-I dated February 19, 2008:

http://www.sec.gov/Archives/edgar/data/806085/000119312508033767/d424b2.htm

•	MTN prospectus supplement dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007785/a2170815z424b2.htm

•	Base prospectus dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007771/a2165526zs-3asr.htm

As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Lehman Brothers Holdings Inc.

Selected Purchase Considerations

•

Appreciation Potential: If the closing price of each Reference Stock on a Review Date is equal to or above such Reference Stock’s Call Price, the notes will automatically be called and your investment will yield a payment per $1,000 principal amount note equal to the sum of (i) $1,000 and (ii) $1,000 multiplied by the applicable Call Premium. Because the notes are our senior unsecured obligations, payment of any amount if automatically called or at maturity is subject to our ability to pay our obligations as they become due.

•

Potential Early Exit with Appreciation as a Result of Automatic Call Feature: While the original term of the notes is two years, if on any Review Date the closing price of each Reference Stock is at or above its Call Price, the notes will be automatically called before maturity and you will be entitled to the applicable payment set forth on the cover of this pricing supplement.

•

Reference Stocks: The Reference Stocks are the common stocks of Wachovia Corporation (NYSE: WB) and JPMorgan Chase & Co. (NYSE: JPM). The Reference Stocks may be modified in the case of certain corporate events. See “Description of Notes — Anti-dilution Adjustments — Reorganization Events” in the accompanying product supplement no. 1010-I for further information about selecting a successor Reference Stock.

•

Certain U.S. Federal Income Tax Consequences: Lehman Brothers Holdings Inc. intends to treat, and by purchasing a note, for all tax purposes, you agree to treat, a note as a financial contract, rather than as a debt instrument.

Recent Tax Law Developments. On December 7, 2007, the Internal Revenue Service released a Notice indicating that the Internal Revenue Service and the Treasury Department are considering and seeking comments as to whether holders of instruments similar to the notes should be required to accrue income on a current basis over the term of the notes, regardless of whether any payments are made prior to maturity. In addition, the Notice provides that the Internal Revenue Service and the Treasury Department are considering related issues, including, among other things, whether gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, whether the tax treatment of such instruments should vary depending upon the nature of the underlying asset, and whether such instruments should be subject to the special “constructive ownership rules” contained in Section 1260 of the Internal Revenue Code of 1986, as amended. It is not possible to predict what changes, if any, will be adopted, or when they will take effect. Any such changes could affect the amount, timing and character of income, gain or loss in respect of the notes, possibly with retroactive effect. Holders are urged to consult their tax advisors concerning the impact of the Notice on their investment in the notes. Subject to future developments with respect to the foregoing, Lehman Brothers Holdings Inc. intends to continue to treat the notes for U.S. federal income tax purposes in accordance with the treatment described in the accompanying product supplement no. 1010-I under the headings “Risk Factors” and “Certain U.S. Federal Income Tax Consequences.”

See “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 1010-I.

Selected Risk Factors

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in one or more of the Reference Stocks. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 1010-I. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the notes in light of your particular circumstances.

•

Your Investment in the Notes May Result in a Significant Loss: The notes do not pay interest and do not guarantee any return of principal. If the notes are not called, the Payment at Maturity will be based on whether the closing price of either Reference Stock is below its Trigger Price on any trading day during the Observation Period; if the closing price of either Reference Stock is below its Trigger Price on any trading day during the Observation Period, you will receive at maturity a predetermined number of shares of the Least Performing Reference Stock equal to the Physical Delivery Amount (or, at our election, the Cash Value). The market value of the Physical Delivery Amount (or, at our election, the Cash Value) will be less than the principal amount of each note and may be zero. In addition, on the Pricing Date, stock prices generally in the market and stock prices for the Reference Stocks in particular may be significantly higher than historical averages, increasing the likelihood of subsequent declines in the prices of the Reference Stocks and of the occurrence of a Trigger Event, and reducing the likelihood that the notes will be automatically called. You may lose some or all the entire principal amount of your notes.

•

Limited Return on the Notes: Your potential gain on the notes will be limited to the applicable Call Premium, as set forth on the cover of this pricing supplement, regardless of the appreciation in the Reference Stocks, which may be significant. Similarly, because the determination of whether the notes will be called will be based on the Reference Stock’s closing prices on a limited number of Review Dates prior to the Maturity Date, your return may be adversely affected by a sudden or temporary decrease in a Reference Stock’s closing price on any or all of the Review Dates. As a result, you may receive a lower return on the notes than you would by investing directly in the Reference Stocks during the term of the notes.

•

You Are Exposed to the Closing Price Risk of Each Reference Stock: Your payment upon an automatic call or at maturity, if any, is not linked to the aggregate performance of the Basket. Rather, your payment upon an automatic call or at maturity will be contingent upon the performance of each individual Reference Stock. Unlike an investment in an instrument with a return linked to a basket of common stocks or other underlying assets, in which risk is mitigated through diversification among all of the components of the basket, an investment in the notes will expose you to the risks related to each of the Reference Stocks. Poor performance of either of the Reference Stocks over the term of the notes may negatively affect your return on the notes at maturity and will not be offset or mitigated by a positive performance of the other Reference Stock. Accordingly, your investment is subject to the closing price risk (and the price risk in the case of continuous monitoring) of each Reference Stock.

•

The Appreciation Potential of the Notes is Limited, and the Notes Are Subject to an Automatic Early Call: Your investment in the notes will result in a gain equal to the applicable Call Premium if the closing price of each Reference Stock on any Review Date is above or equal to such Reference Stock’s Call Price. This gain will be limited to the Call Premium applicable to the Review Date on which the notes are automatically called, regardless of the appreciation of any of the Reference Stocks, which may be significantly greater than the applicable Call Premium. In addition, the automatic call feature of the notes may shorten the term of your investment.

•

In Certain Circumstances, Your Payment at Maturity Will Be Determined by the Least Performing Reference Stock: If the notes are not automatically called and a Trigger Event occurs, your Payment at Maturity will be determined by reference to the Least Performing Reference Stock. Under such circumstances, your Payment at Maturity will be less than the principal amount of your notes and may be zero, even if the Final Share Price of the Reference Stock other than the Final Share Price of the Least Performing Reference Stock has appreciated significantly compared to its Initial Share Price.

•

Your Return at Maturity May Be Based on a Reference Stock that Has Never Been Below Its Trigger Price: Your return at maturity will not necessarily be based on a Reference Stock whose Final Share Price is, if at all, below its Trigger Price during the Observation Period. For example, if a Trigger Event occurs with respect to a Reference Stock and that Reference Stock experiences a significant closing price increase on the Final Review Date such that its Final Share Price exceeds its Initial Share Price, your return on the notes will not be based on the performance of that Reference Stock. Under these circumstances, if on the Observation Date the Final Share Price of the other Reference Stock is below its Initial Share Price, your return on the notes will be based on that other Reference Stock and not on the Reference Stock that caused the Trigger Event to occur. Accordingly, you could lose some or all of your investment even if the Least Performing Reference Stock was at no time during the Observation Period below its Trigger Price.

•

No Ownership Rights in the Reference Stocks: As a holder of the notes, you will not have any ownership interest or rights in the Reference Stocks, such as voting rights, dividend payments or other distributions. In addition, no issuer of a Reference Stock will have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of that Reference Stock or of the notes.

•

Dealer Incentives: We and our affiliates act in various capacities with respect to the notes. Lehman Brothers Inc. and others of our affiliates may act as principals, agents or dealers in connection with the notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the notes and such compensation may serve as an incentive to sell you the notes instead of other investments. We will pay compensation of up to $23.50 per note to the principals, agents and dealers in connection with the distribution of the notes.

•

The Notes Will Not Pay More Than the Principal Amount at Maturity, Plus Any Applicable Call Premiums, and Principal Protection Applies Only Under Limited Circumstances: Your return of principal at maturity is protected so long as neither Reference Stock’s closing price falls below its Trigger Price on any trading day during the Observation Period. However, if the closing price of either Reference Stock has fallen below the Trigger Price on any trading day during the Observation Period, you could lose the entire principal amount of your notes.

•

No Affiliation With the Reference Stock Issuers: We are not affiliated with the issuers of the Reference Stocks. We assume no responsibility for, and make no representation regarding, the adequacy or completeness of the information about the Reference Stocks contained in this pricing supplement or in product supplement no. 1010-I. You should make your own investigation into the Reference Stocks and their issuers. We are not responsible for the Reference Stock issuers’ public disclosure of information, whether contained in SEC filings or otherwise.

•

We Cannot Control Actions by the Reference Stock Issuers: Because we are not affiliated with the Reference Stocks’ issuers, we will have no ability to control their actions, including actions that could affect the value of the Reference Stocks. None of the money you pay us will go to any of the issuers of the Reference Stocks, and none of those companies will be involved in the offering of the notes in any way. Neither those companies nor we will have any obligation to consider your interests as a holder of the notes in taking any corporate actions that might affect the value of your notes.

•

The Reference Stock May Change Following Certain Corporate Events: Following certain corporate events relating to the issuer of a Reference Stock, such as a takeover or a going private transaction, the calculation agent will have the option to replace the such Reference Stock with the common stock of a company with the same Standard Industrial Classification Code as the issuer of such Reference Stock. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting a successor Reference Stock under “Description of Notes — Anti-dilution Adjustments — Reorganization Events” in the accompanying product supplement no. 1010-I.

•

Lack of Liquidity: The notes will not be listed on any securities exchange. Lehman Brothers Inc. intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market in the notes, the price at which you will be able to trade your notes is likely to depend on the price, if any, at which Lehman Brothers Inc. is willing to buy the notes. If you are an employee of Lehman Brothers Holdings Inc. or one of our affiliates, you may not be able to purchase the notes from us and your ability to sell or trade the notes in the secondary market may be limited.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity: While the payment described in this pricing supplement on any Call Settlement Date or at maturity is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates. As a result, the price, if any, at which Lehman Brothers Inc. will be willing to purchase notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price and any sale prior to the Maturity Date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. YOU SHOULD BE WILLING TO HOLD THE NOTES TO MATURITY.

•

Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.

•

We and our Affiliates and Agents May Publish Research, Express Opinions or Provide Recommendations that are Inconsistent with Investing in or Holding the Notes. Any Such Research, Opinions or Recommendations Could Affect the Reference Stocks or the Value of the Notes: We, our affiliates and our agents publish research from time to time on financial markets and other matters that may influence the value of the notes, and we, our affiliates and our agents may from time to time express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. We, our affiliates and our agents may have published research or other opinions that are inconsistent with the investment view implicit in the notes. Any research, opinions or recommendations expressed by us, our affiliates or our agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes.

•

Many Economic and Market Factors Will Influence the Value of the Notes: The value of the notes will be affected by a number of economic and market factors, in addition to the value of the Reference Stocks and interest rates on any trading day, that may either offset or magnify each other and which are set out in more detail in product supplement no. 1010-I.

•

Anti-Dilution Protection is Limited: The calculation agent will make adjustments to the relevant Stock Adjustment Factor to reflect certain events affecting the Reference Stocks. However, no such adjustment will be made in response to every event that could affect the Reference Stocks. If the event does not require the calculation agent to make such an adjustment, the value of the notes may be materially and adversely affected.

•

Creditworthiness of Issuer: An investment in the notes will be subject to the credit risk of Lehman Brothers Holdings Inc., and the actual and perceived creditworthiness of Lehman Brothers Holdings Inc. may affect the market value of the notes.

Examples of Hypothetical Amounts Payable Upon An Automatic Call or at Maturity for Each $1,000 Principal Amount Note

The following table illustrates hypothetical Payments at Maturity, Payments upon Automatic Call and Physical Delivery Amounts (or, if applicable, the Cash Value) on a $1,000 investment in the notes, based on a range of hypothetical closing prices of the Least Performing Reference Stock on each of the Review Dates and assuming that the closing price of each Reference Stock is not below its Trigger Price on any trading day from the Pricing Date to, and including, the Observation Date, except as indicated in the column titled “Hypothetical lowest closing price of JPM during the Observation Period.” The following table assumes that the Least Performing Reference Stock will be the common stock of JPMorgan Chase & Co. and that, relative to the common stock of Wachovia Corporation, the common stock of JPMorgan Chase & Co. will be the lesser performing Reference Stock at all times during the term of the notes. We make no representation or warranty as to which of the Reference Stocks will be the Least Performing Reference Stock for the purposes of calculating your actual Payment at Maturity. In addition, at maturity you may receive shares of a Reference Stock that has never been below its Trigger Price on any trading day during the Observation Period. For more information see “Selected Risk Factors — Your Return at Maturity May Be Based on a Reference Stock that Has Never Been Below Its Trigger Price.”

For this table of hypothetical Payments at Maturity and Payments upon Automatic Call, we have also assumed the following:

•	Initial Share Price of the common stock of JPMorgan Chase & Co.: $43.15
•	Call Price of the common stock of JPMorgan Chase & Co.: $43.15
•	Trigger Price of the common stock of JPMorgan Chase & Co.: $25.890

Hypothetical lowest closing price of JPM during the Observation Period	Hypothetical closing price of JPM on the First Review Date	Hypothetical closing price of JPM on the Second Review Date	Hypothetical closing price of JPM on the Third Review Date	Hypothetical closing price of JPM on the Final Review Date	Hypothetical Payment upon Automatic Call at first Call Settlement Date	Hypothetical Payment upon Automatic Call at second Call Settlement Date	Hypothetical Payment upon Automatic Call at third Call Settlement Date	Hypothetical Payment at Maturity*†	Hypothetical total value of payment received at maturity*
$34.52	$38.84	$34.52	$40.99	$49.62	N/A	N/A	N/A	$1,800.00	$1,800.00
$30.21	$38.84	$30.21	$47.47	N/A	N/A	N/A	$1,600.00	N/A	N/A
$38.84	$38.84	$47.47	N/A	N/A	N/A	$1,400.00	N/A	N/A	N/A
$38.84	$47.47	N/A	N/A	N/A	$1,200.00	N/A	N/A	N/A	N/A
$21.58	$40.99	$40.99	$40.99	$86.30	N/A	N/A	N/A	$1,800.00	$1,800.00
$21.58	$40.99	$40.99	$86.30	N/A	N/A	N/A	$1,600.00	N/A	N/A
$21.58	$40.99	$86.30	N/A	N/A	N/A	$1,400.00	N/A	N/A	N/A
$21.58	$86.30	N/A	N/A	N/A	$1,200.00	N/A	N/A	N/A	N/A
$34.52	$38.84	$34.52	$38.84	$36.68	N/A	N/A	N/A	$1,000.00	$1,000.00
$30.21	$38.84	$30.21	$30.21	$36.68	N/A	N/A	N/A	$1,000.00	$1,000.00
$21.58	$40.99	$34.52	$38.84	$32.36	N/A	N/A	N/A	23 shares of JPM (or the Cash Value thereof)	$750.00
$21.58	$31.67	$36.91	$26.58	$21.58	N/A	N/A	N/A	23 shares of JPM (or the Cash Value thereof)	$500.00
$10.79	$28.95	$34.25	$28.66	$10.79	N/A	N/A	N/A	23 shares of JPM (or the Cash Value thereof)	$250.00
$0.00	$42.18	$42.98	$30.79	$0.00	N/A	N/A	N/A	23 shares of JPM (or the Cash Value thereof)	$0.00
*	If you receive the Physical Delivery Amount (or, at our election, the Cash Value), the total value of payment received at maturity shown in the table above includes the value of any fractional shares, which will be paid in cash.
†	The hypothetical Payment at Maturity includes both the Payment at Maturity and the Payment upon Automatic Call at the final Call Settlement Date.

Note that you will receive (i) at the Call Settlement Date, the Payment upon Automatic Call or (ii) at the Maturity Date, shares of the Reference Stock (or, at our election, the Cash Value) or the principal amount of your note in cash, as applicable. Also note that if you receive the Physical Delivery Amount, the total value of the payment received at maturity shown in the table above includes the value of any fractional shares, which will be paid in cash.

The actual number of shares of the Least Performing Reference Stock (or, at our election, the Cash Value) you would receive at maturity may be more or less than the amounts displayed in the hypothetical examples and will depend in part on the closing prices of the Reference Stocks on the Pricing Date and the Stock Adjustment Factor on the Final Review Date.

The following examples illustrate the calculation of the hypothetical Payment at Maturity, Payment upon Automatic Call and Physical Delivery Amounts (or, if applicable, the Cash Value) set forth in the highlighted rows in the table.

Example 1 (fourth highlighted row): The closing price of the common stock of JPMorgan Chase & Co. (the lesser performing Reference Stock at all times during the term of the notes) increases from the Initial Share Price of $43.15 to a closing price of $47.47 on the First Review Date. Because the closing price of the common stock of JPMorgan Chase & Co. of $47.47 is above the Call Price of $43.15, the notes are automatically called and you would receive a single payment of $1,200.00 per $1,000 principal amount note, calculated as follows:

$1,000 + (20.00% × $1,000) = $1,200.00

Example 2 (third highlighted row): The closing price of the common stock of JPMorgan Chase & Co. (the lesser performing Reference Stock at all times during the term of the notes) decreases from the Initial Share Price of $43.15 to $38.84 on the First Review Date and increases to $47.47 on the Second Review Date. Because the closing price of the common stock of JPMorgan Chase & Co. is below the Call Price on the First Review Date, the notes are not automatically called on that Review Date. However, because the closing price of the common stock of JPMorgan Chase & Co. is above the Call Price of $43.15 on the Second Review Date, the notes are automatically called on the Second Review Date and you would receive a single payment of $1,400.00 per $1,000 note, calculated as follows:

$1,000 + (40.00% × $1,000) = $1,400.00

Example 3 (second highlighted row): The closing price of the common stock of JPMorgan Chase & Co. (the lesser performing Reference Stock at all times during the term of the notes) decreases from the Initial Share Price of $43.15 to $38.84 on the First Review Date, decreases to $30.21 on the Second Review Date, and increases to $47.47 on the Third Review Date. Because the closing price of the common stock of JPMorgan Chase & Co. is below the Call Price on the First Review Date and the Second Review Date, the notes are not automatically called on those Review Dates. Because the Reference Stock’s closing price of $47.47 on the Third Review Date is above the Call Price of $43.15, the notes are automatically called on the Third Review Date and you would receive a single payment of $1,600.00 per $1,000 note, calculated as follows:

$1,000 + (60.00% × $1,000) = $1,600.00

Example 4 (first highlighted row): The closing price of the common stock of JPMorgan Chase & Co. (the lesser performing Reference Stock at all times during the term of the notes) decreases from the Initial Share Price of $43.15 to $38.84 on the First Review Date, decreases to $34.52 on the Second Review Date, increases to $40.99 on the Third Review Date, and increases to $49.62 on the Final Review Date. Because the closing price of the common stock of JPMorgan Chase & Co. is below the Call Price on the First Review Date, the Second Review Date and the Third Review Date, the notes are not automatically called on those Review Dates. Because the Reference Stock’s closing price of $49.62 on the Final Review Date is above the Call Price of $43.15, the notes are automatically called on the Final Review Date and you would receive a single payment of $1,800.00 per $1,000 note calculated as follows:

$1,000 + (80.00% × $1,000) = $1,800.00

Example 5 (fifth highlighted row): The closing price of the common stock of JPMorgan Chase & Co. (the lesser performing Reference Stock at all times during the term of the notes) decreases from the Initial Share Price of $43.15 to $38.84 on the First Review Date, decreases to $34.52 on the Second Review Date, increases to $38.84 on the Third Review Date, and decreases to $36.68 on the Final Review Date. Because the closing price of the common stock of JPMorgan Chase & Co. is below the Call Price on all Review Dates, the notes are not called. Because the lowest closing price of the common stock of JPMorgan Chase & Co. during the Observation Period is $34.52, a Trigger Event does not occur and you would receive a single payment of $1,000.00 per $1,000 note.

Example 6 (sixth highlighted row): The closing price of the common stock of JPMorgan Chase & Co. (the lesser performing Reference Stock at all times during the term of the notes) decreases from the Initial Share Price of $43.15 to $40.99 on the First Review Date, decreases to $34.52 on the Second Review Date, increases to $38.84 on the Third Review Date, and decreases to $32.36 on the Final Review Date. Because the closing price of the common stock of JPMorgan Chase & Co. is below the Call Price on all Review Dates, the notes are not called. Because the closing price of the common stock of JPMorgan Chase & Co. fell to $21.58, a Trigger Event occurred and you would receive 23 shares of the common stock of JPMorgan Chase & Co. and the cash value of any fractional shares, in this case equal to $5.66.

The Reference Stocks

Public Information

Lehman Brothers Holdings Inc. has obtained the following information regarding the Reference Stock issuers from the reports they filed with the SEC. All information contained herein on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources and is provided for informational purposes only. We do not make any representation that these publicly available documents are accurate or complete.

The Reference Stocks are registered under the Securities Exchange Act of 1934. Companies with securities registered under that Act are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website described under “Where You Can Find More Information” on page 58 of the accompanying base prospectus. In addition, information regarding a Reference Stock issuer may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

Initial Share Prices and Trigger Prices

The Reference Stocks are the common stocks of Wachovia Corporation (NYSE: WB) and JPMorgan Chase & Co. (NYSE: JPM). The table below sets forth the two issuers of the Reference Stocks, as well as the ticker symbol for each Reference Stock and the U.S. exchange on which each Reference Stock is listed. The Reference Stocks may be modified in the case of certain corporate events. See “Description of Notes — Anti-dilution Adjustments” in the accompanying product supplement no. 1010-I.

The table below indicates the Initial Share Price and Trigger Price for each Reference Stock, subject to adjustments.

Issuer	Ticker Symbol	Exchange	Initial Share Price	Trigger Price
Wachovia Corporation	WB	NYSE	$34.08	$20.448

JPMorgan Chase & Co.	JPM	NYSE	$43.15	$25.890

Wachovia Corporation

Wachovia Corporation has stated in its filings with the SEC that it is a financial holding company and a bank holding company. Wachovia Corporation provides commercial and retail banking and trust services. It also provides mortgage banking, investment banking, investment advisory, home equity lending and other services through its subsidiaries.

Historical Information of the Common Stock of Wachovia Corporation

The following graph sets forth the historical performance of the common stock of Wachovia Corporation based on the stock’s daily closing price from February 20, 2003 through February 20, 2008. The closing price of the common stock of Wachovia Corporation on February 20, 2008 was $34.08. We obtained the closing prices below from Bloomberg Financial Markets, without independent verification. The closing prices may be adjusted by Bloomberg Financial Markets for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The historical performance of the common stock of Wachovia Corporation should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of Wachovia Corporation during the term of the notes. We cannot give you assurance that the performance of the common stock of Wachovia Corporation will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Wachovia Corporation will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Wachovia Corporation.

JPMorgan Chase & Co.

JPMorgan Chase & Co. has stated in its filings with the SEC that it is a global financial services firm. It provides investment banking and financial services for consumers and businesses.

Historical Information of the Common Stock of JPMorgan Chase & Co.

The following graph sets forth the historical performance of the common stock of JPMorgan Chase & Co. based on the stock’s daily closing price from February 20, 2003 through February 20, 2008. The closing price of the common stock of JPMorgan Chase & Co. on February 20, 2008 was $43.15. We obtained the closing prices below from Bloomberg Financial Markets, without independent verification. The closing prices may be adjusted by Bloomberg Financial Markets for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The historical performance of the common stock of JPMorgan Chase & Co. should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of JPMorgan Chase & Co. during the term of the notes. We cannot give you assurance that the performance of the common stock of JPMorgan Chase & Co. will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that JPMorgan Chase & Co. will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of JPMorgan Chase & Co.

Supplemental Plan of Distribution

We have agreed to sell to Lehman Brothers Inc., and Lehman Brothers Inc. has agreed to purchase from us, all of the notes at the price indicated on the cover of this pricing supplement.

We have agreed to indemnify Lehman Brothers Inc. against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that Lehman Brothers Inc. may be required to make relating to these liabilities as described in the MTN prospectus supplement and the base prospectus.

Lehman Brothers Inc. will offer the notes initially at a public offering price equal to the issue price set forth on the cover of this pricing supplement. After the initial public offering, the public offering price may from time to time be varied by Lehman Brothers Inc.

We have, or our affiliate has, entered into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the notes and Lehman Brothers Inc. and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.